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                                                                     EXHIBIT 4.4

                VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT


         This VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT (this "Agreement"), dated as of February 11, 2000, is made and entered into among World Access, Inc., a Delaware corporation ("WAXS"), and Samer Tawfik ("Stockholder").

         WHEREAS, WAXS and STAR Telecommunications, Inc. ("STAR") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement ), providing for a business combination between WAXS and STAR (the "Transaction"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, Stockholder owns 9,183,711 shares of STAR Common Stock (such shares of STAR Common Stock, together with any other shares of STAR capital stock of which Stockholder acquires beneficial ownership after the date hereof and during the term of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "STAR Subject Shares");

         WHEREAS, in connection with its approval of the Merger Agreement and the Transaction, the Board of Directors of STAR has approved this Agreement in accordance with Section 203 of the DGCL; and

         WHEREAS, as a condition to its willingness to enter in the Merger Agreement, WAXS has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to WAXS as follows:

                  (a) Authority; No Conflicts. Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person


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is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Stockholder, the consummation of the transactions contemplated hereby or compliance with the terms hereof by Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to his property or assets.

         (b) The STAR Subject Shares. Stockholder is the record and beneficial owner of, and has good and marketable title to, 9,183,711 shares of STAR Common Stock, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of such shares of STAR Common Stock, other than with respect to various margin positions taken by Stockholder with respect to a portion of such shares that have been pledged pursuant to the margin loan agreements set forth on Schedule 1 hereto (the "Margin Requirements"). Other than such 9,183,711 shares of STAR Common Stock, Stockholder does not beneficially or of record own any shares of STAR capital stock or securities convertible or exchangeable for shares of STAR capital stock. Stockholder has the sole right and power to vote and, subject to the Margin Requirements, dispose of such shares of STAR Common Stock. None of such 9,183,711 shares of STAR Common Stock are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the shares of STAR Common Stock, except as contemplated by this Agreement and except with respect to the Margin Requirements.

         (c) STAR Stock Options. Stockholder does not own, as of the date hereof, and will not acquire prior to the Effective Time, any STAR Stock Options.

2. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 4 hereof, Stockholder agrees as follows:

         (a) Voting of STAR Subject Shares. At any meeting of stockholders of STAR or at any adjournment thereof or in any other circumstances upon which Stockholder's vote, consent or other approval (including by written consent) is sought, Stockholder shall vote all of the STAR Subject Shares then beneficially owned by Stockholder (i) in favor of the Transaction and the adoption and the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of STAR under the Merger Agreement and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Transaction, including, but not limited to: (A) any

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extraordinary corporate transactions (other than the Transaction), such as a merger, consolidation or other business combination involving STAR or its Subsidiaries, a sale or transfer of a material amount of assets of STAR or its Subsidiaries or a reorganization, recapitalization or liquidation of STAR or its Subsidiaries; (B) any amendment of STAR's certificate of incorporation or bylaws or other proposal or transaction involving STAR or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, prevent or nullify the Transaction, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of STAR capital stock; or (C) any change in the management or board or directors of STAR.

         (b)      [INTENTIONALLY OMITTED.]

         (c)      Pre-Closing Transfer Restrictions. Stockholder agrees not to
(i) sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the STAR Subject Shares to any Person, other than with respect to the Margin Requirements, (ii) trade or take any position, hedge or otherwise, with respect to the STAR Subject Shares, (iii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the STAR Subject Shares or (iv) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding Stockholder from performing any of his obligations under this Agreement; provided, however, that Stockholder may, prior to the Effective Time and subject to compliance with all applicable legal requirements (including, without limitation, all applicable securities laws, rules, regulations and requirements), Transfer up to 2,430,671 shares of Stockholder's STAR Common Stock to unaffiliated third parties in one or more arms-length transactions.

         (d)      Post-Closing Transfer Restrictions. Stockholder agrees not to
(i) Transfer, or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the shares of WAXS Common Stock issued to Stockholder pursuant to the Merger Agreement to any Person, or (ii) trade or take any position, hedge or otherwise, with respect to such shares of WAXS Common Stock, for six (6) months following the Effective Time. If, at any time after six (6) months and within eighteen (18) months following the Effective Time, Stockholder desires to take any action referred to in clauses (i) or (ii) above (a "Proposed Action"), Stockholder shall give prior written notice of such Proposed Action to WAXS, specifying the number of shares subject to the Proposed Action. Stockholder acknowledges and agrees that WAXS shall have the first right to assist in the private disposition of the shares specified in such notice of Proposed Action to an "accredited investor" or "qualified institutional buyer" (as such terms are defined in Exchange Act). If WAXS is unable to arrange such a private disposition on terms reasonably satisfactory to Stockholder within thirty (30) days after

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receipt of notice of the Proposed Action, Stockholder shall be free to consummate the Proposed Action.

         3. Assignment. Neither this Agreement nor any of the right, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         4. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the termination of the Merger Agreement in accordance with its terms.

         5.       General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepared, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Stockholder, to:

                  Samer Tawfik
                  27-10 Little Neck Boulevard
                  Bayside, NY 11360

                  with a copy to:

                  Herrick, Feinstein LLP
                  Two Park Avenue
                  New York, NY 10016
                  Attention: John R. Goldman
                  Facsimile: (212) 889-7577


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if to WAXS, to:

         Resurgens Plaza, Suite 2210
         945 East Paces Ferry Road
         Atlanta, GA 30326
         Attention: W. Tod Chmar
         Facsimile: (404) 233-2280

         with a copy to:

         Long Aldridge & Norman LLP
         303 Peachtree Street, Suite 5300
         Atlanta, Georgia 30308
         Attention: H. Franklin Layson
         Facsimile: (404) 527-4198

         (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

         (e) Governing Law; Jurisdiction; Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts or law. Each of WAXS and Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WAXS and Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WAXS and Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any right to trial by jury with respect to any action, suit or proceeding arising out of or relating to this Agreement, (ii) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (iii) that it or its property is exempt or immune

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         from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law, that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper and (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (g) Action as Stockholder; No Limitation. Stockholder has agreed to the terms and conditions of this Agreement solely in his capacity as a holder of shares of STAR Common Stock. WAXS acknowledges and agrees that none of the provisions of this Agreement shall be deemed to limit, restrict or otherwise hinder the ability of Stockholder, in his capacity as a member of the Board of Directors of STAR, to exercise his fiduciary duties under applicable law.

         6. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

         7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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         IN WITNESS WHEREOF, Stockholder and WAXS have caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.


                                 STOCKHOLDER

                                  /s/ Samer Tawfik
                                 -----------------------------------------------
                                 Samer Tawfik


                                 WORLD ACCESS, INC.


                                 By: /s/ W. Tod Chmar
                                    --------------------------------------------
                                    Name: W. Tod Chmar


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                                   SCHEDULE 1

                             MARGIN LOAN AGREEMENTS

                                     None.



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